April 26, 2006


via U.S. Mail and facsimile to (414) 327-0532

Thomas J. Price
Vice President and Chief Financial Officer
The Oilgear Company
2300 South 51st Street
P.O. Box 343924
Milwaukee, WI 53234-3924

	RE:	The Oilgear Company
		Form 10-K/A for the fiscal year ended December 31, 2004
		Filed March 31, 2006

		File No. 0-00822

Dear Mr. Price:

We have completed our review of your Form 10-K/A and related filings and have no further comments at this time.


      Sincerely,




      Nili Shah
      Branch Chief







UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE